UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                        	(Amendment No. 1)*




                                RAPPORT THERAPEUTICS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                       Common Stock, $0.001 par value per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                    75383L102
                  --------------------------------------------
                                 (CUSIP Number)


                                 June 13, 2024
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)

[X] Rule 13d-1(c)

[] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 75383L102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,284,538
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,285,188

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,285,188


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           3.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 75383L102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS & CO. LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,284,538
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,285,188

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,285,188


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           3.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-OO-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 75383L102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          WEST STREET LIFE SCIENCES I, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               326,566
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               326,566

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           326,566


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 75383L102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          WSLS OFFSHORE INVESTMENTS, SLP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Luxembourg

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               327,060
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               327,060

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           327,060


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 75383L102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          WSLS EMP ONSHORE INVESTMENTS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               237,870
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               237,870

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           237,870


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.7 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 75383L102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          WSLS EMP OFFSHORE INVESTMENTS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Island

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               89,728
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               89,728

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           89,728


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 75383L102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               233,735
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               233,735

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           233,735


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.7 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   RAPPORT THERAPEUTICS, INC.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   1325 Boylston Street, Suite 401
                   Boston, MA 02215

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN SACHS & CO. LLC
                   WEST STREET LIFE SCIENCES I, L.P.
                   WSLS OFFSHORE INVESTMENTS, SLP
                   WSLS EMP ONSHORE INVESTMENTS, L.P.
                   WSLS EMP OFFSHORE INVESTMENTS, L.P.
                   BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   The Goldman Sachs Group, Inc.
                   200 West Street
                   New York, NY 10282

                   Goldman Sachs & Co. LLC
                   200 West Street
                   New York, NY 10282

		   WEST STREET LIFE SCIENCES I, L.P.:
		   200 West Street
                   New York, NY 10282

		   WSLS OFFSHORE INVESTMENTS, SLP:
		   200 West Street
                   New York, NY 10282

		   WSLS EMP ONSHORE INVESTMENTS, L.P.:
		   200 West Street
                   New York, NY 10282

		   WSLS EMP OFFSHORE INVESTMENTS, L.P.:
		   200 West Street
                   New York, NY 10282

		   BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.:
		   200 West Street
                   New York, NY 10282

Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN SACHS & CO. LLC - New York
                   WEST STREET LIFE SCIENCES I, L.P. - Delaware
                   WSLS OFFSHORE INVESTMENTS, SLP - Luxembourg
                   WSLS EMP ONSHORE INVESTMENTS, L.P. - Delaware
                   WSLS EMP OFFSHORE INVESTMENTS, L.P. - Cayman Island BROAD STREET PRINCIPAL INVESTMENTS, L.L.C. - Delaware

Item 2(d).         Title of Class of Securities:
                   Common Stock, $0.001 par value per share

Item 2(e).         CUSIP Number:
                   75383L102

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Section 240.14a-11.


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 24, 2024,

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

             WEST STREET LIFE SCIENCES I, L.P.

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

             WSLS OFFSHORE INVESTMENTS, SLP

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

             WSLS EMP ONSHORE INVESTMENTS, L.P.

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

             WSLS EMP OFFSHORE INVESTMENTS, L.P.

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

             BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.4          Power of Attorney, relating to
                GOLDMAN SACHS & CO. LLC
  99.5          Power of Attorney, relating to
                WEST STREET LIFE SCIENCES I, L.P.
  99.6          Power of Attorney, relating to
                WSLS OFFSHORE INVESTMENTS, SLP
  99.7          Power of Attorney, relating to
                WSLS EMP ONSHORE INVESTMENTS, L.P.
  99.8          Power of Attorney, relating to
                WSLS EMP OFFSHORE INVESTMENTS, L.P.
  99.9          Power of Attorney, relating to
                BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.001 par value per share, of RAPPORT THERAPEUTICS, INC.and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  June 24, 2024,

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

             WEST STREET LIFE SCIENCES I, L.P.

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

             WSLS OFFSHORE INVESTMENTS, SLP

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

             WSLS EMP ONSHORE INVESTMENTS, L.P.

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

             WSLS EMP OFFSHORE INVESTMENTS, L.P.

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

             BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

             By:/s/ AMEEN SOETAN
              ----------------------------------------
             Name:  AMEEN SOETAN
             Title:  Attorney-in-fact

                                                                  EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by The GOLDMAN SACHS GROUP, INC. ("GS Group"), as a parent holding company, are owned, directly or indirectly, by WEST STREET LIFE SCIENCES I, L.P., WSLS OFFSHORE INVESTMENTS, SLP, WSLS EMP ONSHORE INVESTMENTS, L.P.,WSLS EMP OFFSHORE INVESTMENTS, L.P.,BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.(collectively, the "GS Investing Entities"), or are owned, or may be deemed to be beneficially owned by GOLDMAN SACHS & CO. LLC
("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
The GS Investing Entities and/or affiliates of GS Group and Goldman Sachs are the general partner, managing limited partner or managing partner of the
 GS Investing Entities. Goldman Sachs serves as the investment manager of certain of the GS Investing Entities and is a subsidiary of GS Group.

                                                                  EXHIBIT (99.3)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each Abhishek V, Kateryna Osmachko, Ameen Soetan, Kshama Mishra, Papa Lette, Sunaina Kapoor, and Andrzej Szyszka, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until December 1, 2024 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 1, 2024, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

This Power of Attorney supersedes the Power of Attorney granted by the Company to Stephanie Snyder, Terry Mosher, Rachel Fraizer, Jamie Minieri, and Terrance Grey on December 1, 2021.

IN WITNESS WHERE OF, the under signed has duly subscribed these presents as of December 1, 2023.


GOLDMAN SACHS & C0. LLC


By: /s/  Milton Millman
____________________________
Name: Milton Millman
Title: Authorized Signatory

                                                                  EXHIBIT (99.4)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS & CO. LLC (the "Company") does hereby make, constitute and appoint each Abhishek V, Kateryna Osmachko, Ameen Soetan, Kshama Mishra, Papa Lette, Sunaina Kapoor, and Andrzej Szyszka, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange
Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until December 1, 2024 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 8, 2023, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

This Power of Attorney supersedes the Power of Attorney granted by the Company to Stephanie Snyder, Terry Mosher, Rachel Fraizer, Jamie Minieri, and
Terrance Grey on December 1, 2021.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2023.

GOLDMAN SACHS & C0. LLC

By: /s/  Milton Millman
____________________________
Name: Milton Millman
Title: Authorized Signatory

                                                                EXHIBIT (99.5)

WEST STREET LIFE SCIENCES I, L.P.

				POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that WEST STREET LIFE SCIENCES I, LP does hereby make, constitute and appoint each of Papa Lette, Akash Keshari, Regina Chan, Andrzej Szyszka, Ameen Soetan, Rahail Patel, Santosh Vinayagamoorthy, Sadhiya Raffique, Matthew Pomfret,Abhishek Vishwanathan, Mariana Audeves Martinez, Veronica Mupazviriwo, Elizabeth Novak and Sam Prashanth(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intentsand purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of June 21, 2024.


WEST STREET LIFE SCIENCES I, LP
By: Goldman Sachs & Co. LLC, as Investment Manager

By:/s/ Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Managing Director

                                                                EXHIBIT (99.6)

WSLS OFFSHORE INVESTMENTS, SLP
				POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that WSLS OFFSHORE INVESTMENTS, SLP does hereby make,constitute and appoint each of Papa Lette, Akash Keshari, Regina Chan, Andrzej Szyszka,Ameen Soetan, Rahail Patel,
Santosh Vinayagamoorthy,Sadhiya Raffique, Matthew Pomfret,Abhishek Vishwanathan, Mariana Audeves,Veronica Mupazviriwo, Elizabeth Novak and Sam Prashanth (and any other employeeof The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact),acting individually,its true and lawful attorney,to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended,the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act,giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.
THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of June 21, 2024.

WSLS OFFSHORE INVESTMENTS, SLP
By: Goldman Sachs & Co. LLC, as Investment Manager

By:/s/ Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Managing Director

                                                                EXHIBIT (99.7)

WSLS EMP ONSHORE INVESTMENTS, L.P.

			POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that WSLS EMP ONSHORE INVESTMENTS, L.P.
does hereby make, constitute and appoint each of Papa Lette, Akash Keshari, Regina Chan, Andrzej Szyszka, Ameen Soetan, Rahail Patel, Santosh Vinayagamoorthy, Sadhiya Raffique, Matthew Pomfret, Abhishek Vishwanathan, Mariana Audeves Martinez, Veronica Mupazviriwo, Elizabeth Novak and Sam Prashanth (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of June 21, 2024.

WSLS EMP ONSHORE INVESTMENTS, L.P.
By: Goldman Sachs & Co. LLC, as Investment Manager

By:/s/ Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Managing Director

                                                                EXHIBIT (99.8)

WSLS EMP OFFSHORE INVESTMENTS, L.P.

			POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that WSLS EMP OFFSHORE INVESTMENTS, L.P. does hereby make, constitute and appoint each of Papa Lette, Akash Keshari, Regina Chan, Andrzej Szyszka, Ameen Soetan, Rahail Patel, Santosh Vinayagamoorthy, Sadhiya Raffique, Matthew Pomfret, Abhishek Vishwanathan, Mariana Audeves, Veronica Mupazviriwo, Elizabeth Novak and Sam Prashanth
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of June 21, 2024.

WSLS EMP OFFSHORE INVESTMENTS, L.P.
By: Goldman Sachs & Co. LLC, as Investment Manager

By:/s/ Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Managing Director

                                                                  EXHIBIT (99.9)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS BROAD STREET PRINCIPAL INVESTMENTS,
L.L.C. (the "Company") does hereby make, constitute and appoint each of Abhishek V, Kateryna Osmachko, Ameen Soetan, Kshama Mishra, Papa Lette, Sunaina Kapoor, and Andrzej Szyszka (and any other employee of The Goldman Sachs Group,Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2023.


BROAD STREET PRINCIPAL INVESTMENTS L.L.C.

By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory